Exhibit 99.1
CARDIOVASCULAR SYSTEMS ANNOUNCES PLANS FOR
SECOND MANUFACTURING FACILITY
New Facility Expands CSI’s Capacity to Produce Peripheral Arterial Disease Systems
Second Site Reduces Business Interruption Risk
St. Paul, Minn., Oct. 5, 2009 — Cardiovascular Systems, Inc. (CSI; Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, has signed a 10-year lease agreement for a new 46,000-square-foot manufacturing facility in Pearland, Texas. The facility is being built for CSI and will support the production of its Diamondback 360® PAD System, a minimally invasive catheter for treating peripheral arterial disease (PAD), and other products.
“As demand builds for our Diamondback 360°, we need additional manufacturing capacity to accommodate our growth, and multiple facilities to minimize business interruption risk,” said Robert J. Thatcher, CSI executive vice president. “We received numerous proposals for facility locations. The State of Texas and City of Pearland put together the most attractive economic package, allowing us to expand quickly into a second facility. We look forward to continuing our partnership with Texas local and state offices, and launching manufacturing operations there.”
CSI could hire approximately 250 employees over the course of five years to work at the Texas facility and manufacture the Diamondback 360°. The company will also continue its manufacturing operations in Minnesota, where it currently employs more than 100 people, including its headquarters staff, which also has been expanding. In addition, CSI has more than 120 sales professionals across the United States.
“CSI’s expansion in Texas is further proof that Texas remains the best state in the nation for business. Our reasonable and predictable regulatory climate, low taxes, skilled and educated workforce, and programs, such as the Texas Enterprise Fund, all come together to strengthen the state’s economy by attracting jobs and capital investment,” Governor Rick Perry said. “This investment in CSI is expected to bring hundreds of jobs to Texans in the Pearland area and expand our state’s already thriving medical technology sector.”
“Our region is well served with the addition of Cardiovascular Systems’ manufacturing facility in Pearland,” said Jeff Moseley, president and CEO of the Greater Houston Partnership, primary business advocate for the 10-county Houston region. “Coupled with the world-famous Texas Medical Center, CSI greatly expands our medical portfolio and strengthens the region’s stature with global companies for innovation, research and cutting-edge technology.”
“Pearland EDC welcomes CSI to our business community,” said Fred Welch, executive director for Pearland Economic Development Corporation. “Our investment in this development agreement is the result of our focus on attracting solid companies with strong growth prospects.”

(more)

Cardiovascular Systems, Inc.
Oct. 5, 2009

CSI has reported seven quarters of sequential revenue growth since the company commercially launched the Diamondback 360° in 2007. For the fiscal fourth quarter ended June 30, 2009, revenue rose to $15.7 million, a 59-percent increase over the prior-year period. Additionally, at the end of fiscal 2009, 556 hospitals were using the Diamondback 360°, up significantly from 183 a year earlier. More than 15,000 procedures have been performed using the Diamondback 360°.
CSI received $3.5 million upon the signing of the lease and could receive up to an additional $3.5 million over five years as milestones are met. CSI expects to begin operations in the facility during the first half of calendar 2010. Pearland was selected as the best location for the Diamondback 360° facility after an extensive search process lead by Ecodev, LLC, a site selection firm recognized for successfully uniting companies and communities in partnerships for sustainable economic growth.
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® PAD System treats calcified and fibrotic plaque in arterial vessels throughout the leg, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD (peripheral arterial disease), and CSI commenced a U.S. product launch in September 2007. Since then, nearly 600 hospitals across the United States have adopted the system. For more information visit the company’s Web site at www.csi360.com.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s need for additional manufacturing capacity to accommodate its growth; (ii) the number of employees to be hired at the Texas facility; (iii) the amounts to be paid to CSI upon the achievement of milestones; and (iv) the timing of CSI’s commencement of operations in Texas, are forward looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including, but not limited to, unanticipated delays in the construction of the facility; CSI’s actual employee and manufacturing needs; CSI’s ability to meet milestones for additional funds; demand for CSI’s products and CSI’s financial performance; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its Form 10-K for the fiscal year ended June 30, 2009. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Contacts:
For Cardiovascular Systems, Inc.:
Investor Relations
(651) 259-2800
investorrelations@csi360.com

Cardiovascular Systems, Inc.
Oct. 5, 2009

Padilla Speer Beardsley:
Marian Briggs	Nancy A. Johnson
(612) 455-1742	(612) 455-1745
mbriggs@psbpr.com	njohnson@psbpr.com
For Pearland Economic Development Corporation:
Fred Welch
(281) 652-1627
# # #